Sun River Energy, Inc. Enters Into New Consulting Services Agreement with
                       Thomasson Partner Associates, Inc.


June 7, 2010 8:30 AM ET

DENVER,  June 7  /PRNewswire-FirstCall/  -- Sun River Energy, Inc. (OTC Bulletin
Board: SNRV) is pleased to announce that it has entered into a new Consulting Services Agreement with Thomasson Partner Associates, Inc. (TPA), of Denver, Colorado in order to continue its working relationship with TPA. TPA is a well-known prospect and play generation shop that has provided the oil and gas community with high-quality frontier exploration targets for over twenty years.

The new Consulting Services Agreement allows Sun River to continue to utilize the full strength of TPA's geological and geophysical staff, in order to continue its efforts to further advance its Raton Basin project and to evaluate potential production acquisitions.

"When it comes to production purchases, the name of the game is upside," states Sun River President, Jay S. Leaver. "There are a large number of good properties available right now. We believe that by aligning ourselves with a geological firm of TPA's caliber, Sun River will be able to focus on a set of opportunities that can only enhance its current properties and any future prospects. TPA will also be critical in helping us design and implement our ongoing exploration program in the Raton Basin."

According to Dr. M. Ray Thomasson, President of TPA, "We already have a close working relationship with Sun River and are excited to continue working with Sun River on the Raton Project in Colfax County, NM. This new Agreement allows input by TPA seasoned personnel into Sun River's operational decision-making tree. As the earth scientists who generate the play concepts involved, we can bring critical insights into issues like what science should be gathered before drilling, how wells should be drilled, and how they might best be completed once drilled."

Most recently, a TPA Project generated by Dr. Terry Mather (a member of the Sun River Advisory Board) and drilled by two independent firms from Calgary is slated to be the first commercial hydrocarbon production in the State of Idaho. (Oil and Gas Journal, May 17, 2010 issue)

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our energy properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.